UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 15, 2004

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware Delaware	1-12994 000-50694	52-1802283 52-1873369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 526-5000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

Item 1.01               Entry into a Material Definitive Agreement.

With respect to the term loan we entered into, the information disclosed below under “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated by reference into this item.

In connection with the closing of the General Motors Asset Management acquisition disclosed below under Item 2.01, on October 15, 2004, The Mills Limited Partnership entered into Amendment No. 1 to Amended and Restated Revolving Credit Agreement with Fleet National Bank, as lender and administrative agent, and other lenders named therein.  This Amendment adjusted various financial covenants (i.e., minimum combined equity, minimum debt yield) contained in the Amended and Restated Revolving Credit Agreement dated as of June 26, 2003.

Item 2.01               Completion of Acquisition or Disposition of Assets.

On October 15, 2004, we issued a press release announcing that we completed the purchase of an approximately 50% membership interest in nine regional mall properties from General Motors Asset Management for $1.033 billion.  The press release is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated by reference into this report.

The nine regional mall properties and their locations are as follows:

•      Stoneridge Mall, Pleasanton, California;

•      Hilltop Mall, West Contra Costa County, California;

•      Columbus City Center, Columbus, Ohio;

•      The Mall at Tuttle Crossing, Columbus, Ohio;

•      Lakeforest Mall, Gaithersburg, Maryland;

•      Marley Station, Glen Burnie, Maryland;

•      Briarwood Mall, Ann Arbor, Michigan;

•      Meadowood Mall, Reno, Nevada; and

•      The Falls, Miami, Florida.

The terms of the transaction and consideration paid were the result of arm’s length negotiations between us and General Motors Asset Management.  A portion of the purchase price was funded through (i) the assumption of $170 million of existing property debt, (ii) approximately $410 million from new mortgages on Briarwood, Meadowood, Stoneridge and The Falls, and (iii) a portion of the proceeds of the $200 million term loan from JPMorgan Chase Bank discussed below in Item 2.03 of this Current Report.  The remainder of the purchase price was funded through a draw upon our revolving line of credit, the outstanding balance of which had been reduced by the (i) proceeds from our 6.75% Series F Convertible Cumulative Redeemable Preferred Stock offering that closed in August 2004 and was reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 27, 2004, and (ii) proceeds received from joint ventures at Meadowlands Xanadu and Ontario.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 15, 2004, The Mills Limited Partnership entered into a $200 million unsecured term loan with JPMorgan Chase Bank, as lender and administrative agent, and other lenders named therein.  The Mills Corporation agreed to unconditionally guarantee all of The Mills Limited Partnership’s obligations under the term loan.

We applied approximately $155 million of the loan proceeds to pay a portion of the cash consideration to acquire the assets discussed above in Item 2.01.  We may use the remaining loan proceeds to acquire or develop real property, make various permitted investments and fund other working capital needs.  The loan matures on December 15, 2007, unless extended pursuant to the terms of the loan until December 15, 2008.

Borrowings under the loan bear interest, at our option, at a base rate or at a LIBOR rate, plus in each case an applicable margin.  The applicable margin is based on our debt leverage ratio and varies between 0.15% and 0.45% for base rate loans, and 1.40% and 1.70% for LIBOR rate loans.  We are also required to pay an annual fee to the administrative agent.  We must make all interest and fee payments monthly in arrears on the first day of each month for the immediately preceding month.

The various covenants in the term loan are consistent with those already applicable under our Amended and Restated Revolving Credit Agreement, as amended on October 15, 2004.  These operational restrictions include, among other things, customary restrictions on our ability to:

•      Sell or transfer assets, including properties acquired in the future;

•      Create liens;

•      Pay dividends or make stock repurchases;

•      Make investments, acquire businesses or assets or enter into joint ventures;

•      Engage in businesses other than those that develop, re-develop or manage retail real property;

•      Enter into transactions with partners and affiliates;

•      Merge or consolidate; and

•      Incur or guarantee indebtedness.

The term loan also requires our ongoing compliance with various financial and other covenants, including with respect to:

•      Our amount of leverage;

•      Our amount of combined equity (determined according to the difference between our capitalization value and our outstanding indebtedness);

•      A minimum interest coverage ratio; and

•      A minimum debt yield ratio.

If we do not comply with the various financial and other covenants and requirements in the term loan, the lenders may, subject to various customary cure rights, require the immediate payment of all amounts outstanding under the term loan.

Item 9.01               Financial Statements and Exhibits.

(a)           Financial statements of business acquired.

We will file the required financial statements as soon as practicable, but in any case, not later than seventy-one calendar days after the date this Current Report on Form 8-K is filed with the Securities and Exchange Commission.

(b)           Pro forma financial information.

We will file the required pro forma financial information as soon as practicable, but in any case, not later than seventy-one calendar days after the date this Current Report on Form 8-K is filed with the Securities and Exchange Commission.

(c)           Exhibits.

99.1         Press Release dated October 15, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION

	By:	/s/ Mark Ettenger
		Name:	Mark Ettenger
		Title:	President

THE MILLS LIMITED PARTNERSHIP

By: The Mills Corporation, its general partner

/s/ Mark Ettenger
		Name:	Mark Ettenger
		Title:	President

Date: October 21, 2004